EXHIBIT 99.1

January 17, 2008

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares

Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and

Republic Bank, declared a cash dividend of $0.11 per share of Class A Common Stock and $0.10 per share on Class B Common

Stock, payable April 18, 2008 to shareholders of record as of March 21, 2008.

Republic Bancorp, Inc. (Republic) has 40 banking centers and is the parent company of: Republic Bank & Trust Company with 34 banking centers in 11 Kentucky communities — Bowling Green, Covington, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Palm Harbor, Port Richey and New Port Richey, Florida. Republic Bank & Trust Company operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.2 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.